Exhibit 10.1

REPRO MED SYSTEMS, INC.

d/b/a KORU MEDICAL SYSTEMS

MANAGEMENT INCENTIVE COMPENSATION PLAN

1.         Purpose.  The Management Incentive Compensation Plan (the “MICP”) has been established by Repro Med Systems, Inc. (the “Company”) for the purposes of (a) reinforcing the link between compensation and performance, (b) motivating participants to achieve individual and/or corporate performance objectives, and (c) enabling the Company to attract and retain high quality executives.  Pursuant to the MICP, all Covered Individuals (defined below) will be eligible to receive an incentive bonus as described herein (a “Incentive Bonus”).

2.         Covered Individuals.  All the “executive officers” of the Company (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) and such other employees of the Company as the Board of Directors (the “Board”) shall determine in its sole discretion (each, a “Covered Individual”) are eligible to participate in the MICP for each year the MICP remains in effect.

3.         Plan Administration.  The Compensation Committee of the Board shall have the sole discretion and authority to administer and interpret the MICP, subject to the authority reserved to the Board set forth herein.  Subject to the express provisions and limitations of the MICP, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the MICP, including, without limitation, the following:

(i)        To prescribe, amend, and rescind rules and regulations established by the Committee relating to the MICP and to define terms not otherwise defined herein, and to take or approve such further actions as it determines necessary or appropriate to the administration of the MICP, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the MICP or any award complies with applicable law, regulations, and listing requirements and so as to avoid unanticipated consequences or address unanticipated events deemed by the Committee to be inconsistent with the purposes of the MICP;

(ii)       To consult with the Company’s Chief Executive Officer regarding, and recommend for the Board’s approval, the performance criteria, goals, and objectives under the MICP for any year and the level at which those goals and objectives are attained for such year;

(iii)      To recommend to the Board Covered Individuals under the MICP; and

(iv)      To interpret and construe the MICP, any rules and regulations established by the Committee under the MICP.

All decisions, determinations, and interpretations by the Committee and the Board regarding the MICP shall be final and binding on all Covered Individuals.  The Committee and the Board shall consider such factors, as it deems relevant to making such decisions, determinations, and interpretations, including, without limitation, the recommendations or advice of any director, officer, or employee of the Company and such attorneys, consultants and accountants as it may select.

4.         Amount of Incentive Bonus.

(a)       Incentive Bonus Opportunity.  Taking into account the terms of any Covered Individual employment agreements, the Board will establish, on an annual basis, each Covered Individual’s maximum Incentive Bonus award potential and over-achievement Incentive Bonus award potential, as a percentage of such Covered Individual’s annual base salary (together, the “Maximum Potential”), which Maximum Potential will be applied to the Covered Individual’s actual final year-end regular earnings to take into account any increases to base salary and/or employment commencing after the beginning of the applicable year.

(b)       Performance Goals and Objectives.  A Covered Individual’s annual Incentive Bonus will be based on the attainment of performance goals and objectives as determined by the Board for such Covered Individual in its sole discretion with respect to each year.  Different Covered Individuals may have different performance goals and objectives.  The performance goals and objectives for any Covered Individual may include any one or more of the following performance criteria, measured on an absolute basis or relative to a pre-established target, in each case as specified and weighted by the Board: (i) cash flow, (ii) earnings per share, (iii) earnings before one or more of interest, taxes, depreciation, and amortization, (iv) return on equity, (v) revenue, (vi) income or net income, (vii) operating income or net operating income, (viii) gross margin, operating margin, or profit margin, (ix) strategic plan progress; (x) market segment share, (xi) new product innovation, (xii) customer satisfaction or (xiii) such other criteria as the Board may determine are appropriate to measure the performance of a Covered Individual in carrying out his or her assigned duties and responsibilities.

(c)       Incentive Bonus Pool.  The Incentive Bonus paid to each Covered Individual will be made from a pool established by the Board for all Covered Individuals under the MICP based on the amount by which any one or more measures of the Company’s financial performance for the performance year meets or exceeds budgeted targets for the year.  Such measures of financial performance may include gross margin, adjusted earnings before one or more of interest, taxes, depreciation, and amortization, or such other criteria as the Board may determine are appropriate.

5.         Payment of Incentive Bonus.

(a)       Incentive Bonuses shall be paid in cash, and except as provided in Section 6, no Incentive Bonus shall be paid to a Covered Individual unless he or she is an employee of the Company as of the date the Incentive Bonus is paid.

(b)       If the Company’s financial statements are the subject of a restatement due, in whole or in part, to a Covered Individual’s misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess incentive cash compensation paid under the MICP to Covered Individuals for the relevant year. For purposes of the MICP, excess incentive cash compensation means the positive difference, if any, between (i)

the Annual Incentive Payment paid to the Covered Individual and (ii) the Annual Incentive Payment that would have been made to the Covered Individual, not including the effect of any adjustments under Section 4(c), had the achievement of the performance goals been calculated based on the Company’s financial statements as restated. The Company will not be required to award Covered Individuals an additional Annual Incentive Payment should the restated financial statements result in a higher Annual Incentive Payment.

(c)       Notwithstanding anything to the contrary herein, a Covered Individual’s Incentive Bonus may be reduced by the Board on the basis of such further considerations as the Board in its sole discretion shall determine.

6.         Amendment, Suspension and Termination.  The Board may, at any time, amend, suspend, or terminate the MICP in whole or in part.

7.         Tax Withholding.  The Company shall have the right to make all payments or distributions pursuant to the MICP to any person, net of any applicable federal, state, and local payroll or withholding taxes, or the applicable taxes of any foreign jurisdiction (collectively, “Taxes”), required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such Covered Individual such Taxes as may be required by law, or if permitted by law, to otherwise require the Covered Individual to pay such Taxes. If such person shall fail to make such Tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such Taxes from any payment of any kind otherwise due to such Covered Individual or to take such other action as may be necessary to satisfy such Tax obligations.

8.         Severability.  If any provision of the MICP shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the MICP or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit provided for under the MICP shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity, or unenforceability shall not prevent any other payment or benefit from being made or provided under the MICP, and if the making of any payment in full or the provision of any other benefit provided for under the MICP in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid, or unenforceable shall be made or provided under the MICP.

9.         Non-Assignability.  Unless the Committee expressly provides otherwise in writing, no Covered Individual nor any other person may sell, assign, convey, gift, pledge, or otherwise hypothecate or alienate any Incentive Bonus.

10.       Non-Exclusivity of the MICP.  The adoption of the MICP by the Board does not create any limitation on the power of the Board to adopt other cash or equity-based compensation programs. The adoption of the MICP by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

11.       Employment at Will.  Neither the MICP, the selection of a person as a Covered Individual, the payment of any Incentive Bonus to any Covered Individual, nor any action by the Company, the Board or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company.  The Company expressly reserves the right to terminate the employment of any Covered Individual whenever in the sole discretion of the Company its interest may so require.

12.       No Vested Interest.  At no time before the actual payment of an Incentive Bonus to any Covered Individual or other person shall any Covered Individual or other person accrue any vested interest or right whatsoever under the MICP, and the Company has no obligation to treat Covered Individuals identically under the MICP.

13.       Governing Law.  The MICP and any agreements and documents hereunder shall be interpreted and construed in accordance with the laws of the State of New York and applicable federal law.

14.       Section 409A.  To the extent applicable, it is intended that the MICP and any Inventive Incentive Bonuses awarded hereunder comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the MICP or any Incentive Bonus granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

15.       Unfunded Plan.  The MICP shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Covered Individual or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to the MICP, such right shall be no greater than the right of any general unsecured creditor of the Company.

16.       Effective Date.  The MICP has been adopted by the Board of Directors and is effective as of April 13, 2020.

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